Exhibit 99.1

Release #HET 11-0398

     Harrah’s Entertainment, Horseshoe Gaming Receive FTC Second Request

     LAS VEGAS, November 7, 2003 — Harrah’s Entertainment, Inc. (NYSE:HET) and Horseshoe Gaming Holding Corp. today announced that they have each received a request for additional information from the Federal Trade Commission in connection with Harrah’s pending acquisition of Horseshoe.

     The companies intend to respond promptly to the information request.

     The request for additional information was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Harrah’s and Horseshoe have substantially complied with the request unless that period is extended voluntarily by the parties, or terminated sooner by the FTC.

     Founded 66 years ago, Harrah’s Entertainment, Inc. operates 25 casinos in the United States, primarily under the Harrah’s brand name. Harrah’s Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

     Additional information about Harrah's Entertainment is available at www.harrahs.com.

     Horseshoe Gaming Holding Corp. is a leading multi-jurisdictional gaming company which owns and operates, through its wholly owned subsidiaries, casinos under the “Horseshoe” brand in Bossier City, Louisiana, Tunica County, Mississippi, and Hammond, Indiana.

     Additional information about Horseshoe Gaming can be found at www.horseshoe.com.